Exhibit - 10.11


                             JOHN WILEY & SONS, INC.

                   FY 1999 EXECUTIVE LONG TERM INCENTIVE PLAN

                                  PLAN DOCUMENT

                                  CONFIDENTIAL

                                   MAY 1, 1998

                                    CONTENTS

Section           Subject                                      Page
-------------------------------------------------------------------
   I              Definitions                                    2
  II              Plan Objectives                                4
  III             Eligibility                                    4
  IV              Incentive                                      4
   V              Performance Measurement and Objectives         4
  VI              Performance Evaluation                         5
  VII             Payouts                                        6
 VIII             Restricted Performance Shares                  7
  IX              Stock Option                                   9
   X              Administration and Other Matters               9

                                 I. DEFINITIONS


Following are definitions for words and phrases used in this document. Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:

company - John Wiley & Sons, Inc.

plan - The company's FY (Fiscal Year) 1999 Executive Long Term Incentive Plan as set forth in this document.

shareholder plan - The company's 1991 Key Employee Stock Plan.

plan cycle - The three year period from May 1, 1998 to April 30, 2001.

Governance and Compensation Committee (GCC) - The committee of the company's Board of Directors (Board) responsible for reviewing executive compensation.

financial goals - The company's objectives to achieve specific financial results in terms of cash flow and earnings per share as defined below, for the plan cycle, including interim revised financial goals, if any, as determined by the GCC and the Board, and confirmed in writing.

financial results - The company's actual achievement against the financial goals set for the plan cycle, as reflected in the company's audited financial statements.

participant - Any person who is eligible and is selected to participate in the plan, as defined in Section III.

target incentive - The target incentive as determined and authorized by the GCC at the committee meeting held on June 24, 1998 is a restricted performance shares award, which represents the number of restricted performance shares that a participant is eligible to receive if 100% of his/her applicable financial goals are achieved and the participant remains an employee of the company through April 30, 2003, except as otherwise provided in Section VIII. The target incentive is based on the participant's position and is described in Section IV.

stock - Class A Common Stock of the company.

restricted performance shares - Stock issued pursuant to this plan and the shareholder plan that is subject to forfeiture. In the shareholder plan, such stock is referred to as "Restricted Stock." The value of each share of restricted performance shares under this plan will be determined by reference to the stock closing sale price, as reported by New York Stock Exchange (NYSE), on the date the GCC acts at the beginning of the plan cycle (June 24, 1998). In the event the stock is not traded on June 24, 1998 or the date the GCC acts, whichever is later, the closing sales price shall be the price of the stock on the next day after June 24, 1998 or the date the GCC acts on which the stock trades.

restricted period - The period during which the shares of restricted performance shares shall be subject to forfeiture in whole or in part, as defined in the shareholder plan, in accordance with the terms of the award.

plan end adjusted restricted performance shares award - The final amount of restricted performance shares awarded to a participant at the end of the plan cycle after adjustments, if any, are made, as set forth in Section VIII.

stock option - A right granted to a participant,  as more fully  described under
Section IX, to purchase a specific number of shares of stock at a specified price. The stock option granted under this plan will be non-qualified (i.e. is not intended to comply with the terms and conditions for a tax-qualified option, as set forth in Section 422A of the Internal Revenue Code of 1986).

grant date - The date on which a participant is granted the stock option. This is also the date on which the exercise price of the stock option is based.

payout amount - Cash, if any, plus plan end adjusted restricted performance shares award, as set forth in Section VIII, to a participant under this plan, if any, for achievement of the financial goals, as further discussed in this plan.

performance levels

    threshold - The minimum acceptable level of achievement for each financial goal. If threshold performance is achieved against all company financial goals, a participant may earn 25% of the target incentive amount for which he/she is eligible. If threshold performance is achieved against all divisional financial goals, a participant may earn 25% of the target incentive amount for which he/she is eligible.

    target - Achievement in aggregate of the financial goals. Each individual financial goal is set at a level which is both challenging and achievable.

    outstanding - Superior achievement of the financial goals. If outstanding performance is achieved against all financial goals, the maximum amount a participant may earn is 200% of the target incentive amount for which he/she is eligible.

payout factor - The percentage of financial goals deemed achieved applied to the target incentive amount, exclusive of the stock option portion, if any, to determine the payout amount.

cash flow - Net income, excluding unusual items not related to the period being measured, plus/minus any non-cash items included in net income and changes in operating assets and liabilities, minus normal investments in product development assets and property and equipment for the final year of the plan cycle.

earnings per share - Earnings per share, as reported in the company's annual report for the final year of the plan cycle.

divisional operating income - Operating income before allocations for corporate support services and taxes, excluding the effects of any unusual activity, for the final year of the plan cycle.

divisional cash flow - Operating income before allocations and taxes, excluding unusual items not related to the period being measured, plus/minus any non-cash items included in divisional operating income (other than provisions for bad debts), and changes in controllable assets and liabilities, less normal investments in product development assets and direct property and equipment additions, for the final year of the plan cycle. Controllable assets and liabilities are inventory, composition, author advances, other deferred publication costs, and deferred subscription revenues.

                               II. PLAN OBJECTIVES

The purpose of this plan is to enable the company to reinforce and sustain a culture devoted to excellent performance, emphasize long term financial performance at the corporate and division levels, reward significant contributions to the success of the company, attract and retain highly qualified executives, and provide an opportunity for each participant to acquire equity in the company.

                                III. ELIGIBILITY

The participant is selected by the GCC in its sole discretion, from among those employees in key management positions deemed able to make the most significant contributions to the growth and profitability of the company. An employee must be a participant of the FY 1999 Executive Annual Incentive Plan to be eligible to participate in this plan. The President and CEO of the company is a participant.

                                  IV. INCENTIVE

A. The participant's target incentive is determined based on the participant's position in the company and the contributions the position is deemed able to make in achieving the financial goals of the company.

B. The participant's target incentive is recommended by the President and CEO to the GCC for its and the Board's approval. In the case of the President and CEO, the target incentive is recommended by the GCC for the Board's approval.

                    V. PERFORMANCE MEASUREMENT AND OBJECTIVES

A. The objectives for the financial goals are recommended by the GCC to the Board for its approval. The financial goals performance objectives are set at a level which are challenging and achievable.

B. Financial goals established for each participant may include one or more organizational level's financial goals (e.g., company and division), and one or more financial goals for a particular organizational unit (e.g., divisional cash flow, divisional operating income). The weighting of and between the organizational levels' financial goals may vary, depending upon the participant's position. Weighting of the participant's financial goals is recommended by the President and CEO to the GCC. In the case of the President and CEO, the financial goals are cash flow and earnings per share.

C. Threshold, target and outstanding performance levels for the financial goals are recommended by the President and CEO for approval by the GCC, and the Board.

                           VI. PERFORMANCE EVALUATION

A.     Financial Results

       1. Actual financial results achieved by the company and by each division will be calculated at the end of the plan cycle, subject to adjustment for audited results, and will be compared with the previously set financial goals.

       2. The financial results will be reviewed by the President and CEO to determine proposed payout factors for the company and for the divisions.

       3. The President and CEO will provide to the GCC a view of the company's achievement of its financial goals, as well as divisional achievement of like objectives, if any, and will recommend payout factors to be used for the company and divisional objectives.

B.     Award Determination

       1. At least threshold performance, in aggregate, of a participant's particular organizational level's objectives is necessary for the participant to receive a payout for the particular organizational level. However, once the overall threshold is achieved for any single measure the non-achievement of any one particular goal's target objective does not preclude a payout.

       2. The determination of the performance level achievement (threshold, target and outstanding, or points in between) for each organizational level's financial goals will be made independently of any other organizational level's financial goals a participant may have.

       3. If the participant has more than one organizational level's financial goals, the non-achievement of a threshold performance level of one organizational level's financial goals does not preclude a payout for the other organizational level's financial goals.

       4. The following details the effect of the financial results performance levels on a participant's payout amount. The actual payout factors will be in the sole judgment and discretion of the GCC, taking into account the following guidelines:

          a. For below threshold performance in aggregate, the payout amount is zero.

          b. For threshold performance in aggregate, 25% of the target incentive may be recommended.

          c. For between threshold and target performance in aggregate, at minimum 25% of the target incentive and up to 100% of the target incentive may be recommended.

          d. For target performance in aggregate, 100% of the target incentive may be recommended.

          e. For between target and outstanding performance in aggregate, at minimum 100% of the target incentive and up to 200% of the target incentive may be recommended.

          f. For outstanding performance in aggregate, 200% of the target incentive may be recommended.

       5. Notwithstanding anything to the contrary, the maximum payout amount, if any, a participant may receive is 200% of the target incentive.


                                   VII PAYOUTS

A. The restricted performance shares payout amount, if any, will be made as set forth in Section VIII below. The determination by the GCC of plan end adjusted restricted performance shares shall constitute payout of this portion of the award.

B. The GCC, in its sole discretion, may direct that the payout be made wholly or partly in cash.

C. The GCC, in its sole discretion, may direct that the number of restricted performance shares for a participant be increased or decreased, based on changed responsibilities for the participant during the plan cycle.

D. In the event of a participant's death, permanent disability, retirement or leave of absence prior to the end of the plan cycle, restricted performance shares awarded at the beginning of the plan cycle, if any, are forfeited, and the payout amount, if any, will be determined by the GCC in its sole discretion.

E. A participant who resigns, or whose employment is terminated by the company, with or without cause, prior to the end of the plan cycle, is not eligible for a payout amount and shall forfeit any restricted performance shares awarded at the beginning of the plan cycle.

              VIII. RESTRICTED PERFORMANCE SHARES AWARD PROVISIONS

A. Since one of the objectives of this plan is to provide the participant with an equity stake in the company and align management and shareholder interests, the target incentive will be awarded as restricted performance shares.

B. Restricted performance shares, if any, shall be awarded at the beginning of the plan cycle, after the June 24, 1998 GCC meeting. The amount of restricted performance shares awarded shall be based on the proportion of the target incentive allocated to restricted performance shares, as determined by the GCC. The value of each share will be determined based on the stock closing sale price, as reported by the NYSE, on the date the GCC acts at the beginning of the plan cycle (June 24, 1998). In the event the stock is not traded on June 24, 1998 or the date the GCC acts, whichever is later, the closing sales price shall be the price of the stock on the next day after June 24, 1998 or the date the GCC acts on which the stock trades, whichever is later. The restricted performance shares awarded at the beginning of the plan cycle are subject to adjustment at the end of the plan cycle as set forth in Sections VIII (C) and (D) below. Restricted performance shares, if any, shall be awarded pursuant to the shareholder plan, as approved by the GCC. In addition to the terms and conditions set forth in the shareholder plan and Section VII (D) and (E) below, the following conditions shall apply:

     1. During the plan cycle, the participant shall not have the right to receive dividends or other distributions with respect to restricted performance shares received at the beginning of the plan cycle and shall not have the right to vote such shares. After the end of the plan cycle, and after all adjustments to the amount of restricted performance shares are made by the GCC as set forth in Section VII(D) and (E) below, the participant shall have the right to receive dividends or other distributions with respect to the final amount of restricted performance shares issued and shall have the right to vote such shares. The date on which the dividend and voting rights shall commence is the date on which the GCC makes its determination of the final number of restricted performance shares awarded after the plan cycle ends pursuant to Section VII(D) and (E) below.

     2. During the restricted period, the restricted performance shares may not be sold or transferred. Restricted performance shares shall be legended and held by the Company.

     3. Withholding taxes relating to restricted performance shares awarded may be satisfied by surrendering shares to the company, in lieu of cash, upon lapse of the restrictions.

     4. The restricted period for restricted performance shares awarded shall be as follows: subject to continued employment except as otherwise set forth in the shareholder plan or Sections VII and VIII of this plan, the lapse of restrictions on one-half of the restricted performance shares awarded will occur on the first anniversary (April 30, 2002) of the plan end date at which time the participant will receive a new stock certificate in a number of shares equal to one-half of the restricted performance shares awarded with the restrictive legend deleted, and the lapse of restrictions on the remaining half will occur on the second anniversary (April 30, 2003) of the plan end date at which time the participant will receive a new stock certificate in a number of shares equal to the remaining half with the restrictive legend deleted.

     5. If the participant dies or becomes permanently disabled during the restricted period, the restrictions on the restricted performance shares will lapse on the date of such event.

     6. If the participant retires during the restricted period at or after his/her normal retirement date, the restrictions on the restricted performance shares will lapse on the date of such event.

     7. If the participant takes early retirement during the restricted period, the restrictions on the restricted performance shares will not lapse until the restricted period expires. If the participant dies between the time the participant takes early retirement and the end of the restricted period (April 30, 2003), the lapse of restrictions on the restricted performance shares will occur on the date of such event.

     8. The restricted performance shares may be adjusted by the GCC for any change in the capital stock of the company, as provided in Section II of the shareholder plan and are in all respects subject to the provisions of that plan.

     9. In the event of a change of control, whether before or after the end of the plan cycle, as defined in the shareholder plan, all shares of restricted performance shares which would otherwise remain subject to restrictions under the plan shall be free of such restrictions.

C. The number of shares of restricted performance shares awarded at the beginning of the plan cycle, may be adjusted at the end of the plan cycle based on actual achievement of target objectives.

D. The final amount of restricted performance shares will be determined as follows: The restricted performance shares established by the GCC at the beginning of the plan cycle multiplied times the payout factor equals the number of shares for the plan end adjusted restricted performance shares award. The result of this calculation will be compared to the restricted performance shares awarded at the beginning of the plan cycle, and the appropriate amount of restricted performance shares will be awarded or forfeited, as required, to bring the restricted performance shares award to the number of shares designated as the plan end adjusted restricted performance shares award.

                                IX. STOCK OPTION

The participant may be granted a stock option pursuant to the shareholder plan at the beginning of the plan cycle, representing another incentive vehicle by which the participant is able to share in the equity growth of the company. The number of shares in the stock option granted to a participant under this plan is based on a set of variables and assumptions, applied consistently to all participants, regarding the monetary value a participant might receive upon exercise of the stock option. The terms and conditions of the award of the stock option are contained in the shareholder plan and in the stock option award. Withholding taxes relating to the gain realized on the exercise of an option may be satisfied by surrendering to the company the equivalent value of the taxes, or a portion thereof, in option shares in lieu of cash.


                       X. ADMINISTRATION AND OTHER MATTERS

A. This plan will be administered by the GCC, which will have authority in its sole discretion to interpret and administer this plan, including, without limitation, all questions regarding eligibility and status of any participant, and no participant shall have any right to receive any restricted performance shares or payment of any kind whatsoever, except as determined by the GCC hereunder.

B. The company will have no obligation to reserve or otherwise fund in advance any amount which may become payable under the plan.

C. Restricted performance shares, stock options awarded and any cash paid out under this plan shall not be considered as compensation for purposes of defining compensation for retirement, savings or supplemental executive retirement plans, or similar type plans.

D. This plan may not be modified or amended except with the approval of the GCC. Notwithstanding the foregoing, Section VIII B (9) shall not be amended.

E. In the event of a conflict between the provisions of this plan and the provisions of the shareholder plan, the provisions of the shareholder plan shall apply.